Exhibit 99.1

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USG CORPORATION ANNOUNCES PRICING OF OFFERING OF
8.375 PERCENT SENIOR NOTES DUE 2018
     CHICAGO, Nov. 4, 2010 — USG Corporation (NYSE:USG) today announced the pricing of a private offering of $350 million aggregate principal amount of its 8.375 percent senior notes due 2018. The notes will be the unsecured obligations of USG. USG’s obligations under the notes will be guaranteed on a senior unsecured basis by certain of its domestic subsidiaries. The notes will be sold to investors at a price of 100.00 percent of the principal amount of the notes, plus accrued interest from November 9, 2010, if any. The offering of the notes is expected to close on or about November 9, 2010.
     USG intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures and acquisitions.
     The notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. When issued, the notes will not have been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press
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USG ANNOUNCES LAUNCH OF SENIOR NOTES OFFERING/2
release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
     USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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